Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT (this “Amendment”), effective as of June 24, 2025 is made by and between Marc Holliday (“Executive”) and SL Green Realty Corp., a Maryland corporation with its principal place of business at One Vanderbilt Avenue, New York, New York 10017 (the “Employer”).

WHEREAS, the Employer and the Executive entered into that certain Amended and Restated Employment and Noncompetition Agreement, dated as of December 27, 2024, and effective as of January 18, 2025 (the “Employment Agreement”); and

WHEREAS, pursuant to Section 12 of the Employment Agreement, the Employer and the Executive desire to amend certain terms of the Employment Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Employer and the Executive agree as follows:

1.            Section 3(c) of the Employment Agreement is hereby deleted in its entirety and the following new Section 3(c) is substituted in lieu thereof:

(c) Annual Time-Based Equity Awards. During the Employment Period, beginning in January 2026, Executive will be eligible to receive an annual grant of LTIP Units subject to time-based vesting conditions (the “Annual Time-Based Amount”), with one-third of each such grant to vest on January 1st of each of the first three years following such grant, if and as employment continues through such dates except as otherwise provided herein. The Annual Time-Based Amount will be determined each year by the Compensation Committee based on its evaluation of Executive’s performance during the prior year; provided that the value of the LTIP Units to be granted as the Annual Time-Based Amount for achievement of target performance during the prior year will not be less than $5,000,000 (the “Time-Based Target Amount”) (with each LTIP Unit valued using the average closing price of the common stock of the Employer for the ten (10) consecutive trading days ending on the last trading day of the prior year. The LTIP Units granted as the Annual Time-Based Amount shall be subject to an outperformance modifier pursuant to which the number of LTIP Units that can ultimately be earned can be increased (but not decreased) by a number of additional LTIP Units equal to up to two hundred percent (200%) of the Annual Time-Based Amount (the “Outperformance LTIP Units”) based upon the achievement of three-year specific operational or financial goals covering a measurement period of three years starting with the fiscal year during which the grant date occurs. Such three-year goals will be established by the Compensation Committee in its discretion for each grant and Executive will have the right to consult with the Compensation Committee in connection with the establishment of such goals. Annual grants pursuant to this Section 3(c) will be made in January of each year during the Employment Period beginning in January 2026 and will have terms consistent with the foregoing and the terms set forth on Exhibit A hereto, it being understood that the Outperformance LTIP Units will remain subject to forfeiture as provided in Exhibit A until the end of the three-year performance measurement period described above and will only be earned if and to the extent that the Annual Time-Based Amount included in the applicable grant have become vested.

2.            Section 3(e) of the Employment Agreement is hereby deleted in its entirety and the following new Section 3(e) is substituted in lieu thereof:

(e) 1515 Broadway Conversion Profitability Bonus. In the event that (i) the building at 1515 Broadway, New York, New York is converted to a world-class gaming, hotel and entertainment destination, (the “Project”), (ii) based on data provided by the Employer or the Employer’s gaming partner in the Project, the Employer, directly or indirectly through one or more affiliates, has an estimated share of projected EBITDA of not less than $100 million during the first full stabilized year of operations after opening to the general public and (iii) the Employer, directly or indirectly through one or more affiliates, has commenced receipt of operating revenue for such Project (the “Revenue Commencement Date”), then Executive shall receive a one-time cash bonus in an amount equal to $10,000,000 (the “Profitability Bonus”), which shall be paid no later than thirty (30) days following the Revenue Commencement Date; provided that Executive shall not receive the Profitability Bonus if (A) Executive’s employment is terminated by the Employer for Cause or (B) Executive terminates employment with the Employer without Good Reason during the Current Term other than on account of death or disability. Executive will be entitled to elect, on or before the last day of the fiscal year prior to the fiscal year in which the Revenue Commencement Date occurs, to receive LTIP Units in the Partnership in lieu of cash with respect to the Profitability Bonus, provided that Executive may not sell, assign, transfer or otherwise encumber or dispose of such LTIP Units until the earlier of (I) the date that is three years after such LTIP Units are granted, (II) the termination of Executive’s employment or (III) a Change-in-Control, subject to Executive’s continued eligibility to be granted and to receive LTIP Units in accordance with the same policy as currently in effect, subject to changes in applicable tax laws and regulations, with the number of LTIP Units to be received calculated by dividing (x) the dollar amount of the Profitability Bonus by (y) the average closing price of the Employer’s common stock on the New York Stock Exchange (or other principal national securities exchange on which the Employer’s is then listed) for the ten (10) consecutive trading days ending on the last trading day prior to the Revenue Commencement Date, rounded down to the nearest whole number with the remainder to be paid in cash.

3.            Section 3(l) of the Employment Agreement is hereby deleted in its entirety.

4.            The word “or” is hereby deleted at the end of Section 6(b)(ii)(H), the word “or” is hereby inserted at the end of Section 6(b)(ii)(I) and a new Section 6(b)(ii)(J) is hereby added immediately following Section 6(b)(ii)(I) to read as follows:

(J) prior to the completion of a Change-in-Control, the failure of the Employer and Executive to amend this Agreement to provide that Executive shall be entitled to receive for each fiscal year (or partial fiscal year) during the period from the date of the Change-in-Control through the end of the Employment Period total direct compensation (taking into account market-standard illiquidity and minority discounts for any non-publicly traded equity compensation and annualized for any partial fiscal year) equal to or greater than the total direct compensation received by Executive for the most recently completed fiscal year immediately prior to the Change-in-Control and, except as otherwise agreed by the parties, having terms consistent with this Agreement.

5.            The amended terms set forth herein are effective as of January 18, 2025. Except as expressly amended hereby, the Employment Agreement continues in full force and effect in accordance with its terms. Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Employment Agreement.

6.            This Amendment shall be governed and construed in accordance with the laws of the State of New York, without regard to any principles of conflicts of laws which could cause the application of the laws of any jurisdiction other than the State of New York.

7.            This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

SL GREEN REALTY CORP.:

By:	/s/ Andrew S. Levine
	Name:	Andrew S. Levine
	Title:	Chief Legal Officer, General Counsel and Executive Vice President

EXECUTIVE:

/s/ Marc Holliday
Name:	Marc Holliday